EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD TRUST COMPLETES SALE OF PALM DESERT HOTELS
DALLAS, October 10, 2016 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed its previously-announced sale of the two-hotel portfolio comprised of the 151-room Courtyard Palm Desert and the 130-room Residence Inn Palm Desert for $36 million ($128,000 per key). Both hotels are located in Palm Desert, CA.
On a trailing 12-month basis, the portfolio achieved RevPAR of $92 with occupancy of 74% and Average Daily Rate of $123. The portfolio had an existing debt balance of approximately $24 million that was assumed by the buyer. After debt assumption and transaction costs, the net proceeds were approximately $11 million. With this sale, the Company has now closed on approximately $218 million of sales of its non-core select-service hotels.
“We continue to make progress on the sale of our non-core, select-service hotels,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “The completion of this portfolio sale brings the total number of assets sold to nine since we announced our select-service sales strategy earlier this year. We will continue to pursue opportunities to divest of our non-core, select-service hotels.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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